Exhibit 5

August 8, 2005

HEALTH SCIENCES GROUP, INC.

Howard Hughes Center

6080 Center Drive, 6th Floor

Los Angeles, California  90045

Attention:  Fred Tannous, CEO

Re:

Health Sciences, Inc., Registration Statement on Form SB-2

Dear Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form SB-2, File No. 333-111851 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 8,694,640 shares of Common Stock, par value $.001 per share of Health Sciences Group, Inc., a Delaware corporation, comprising 2,447,566 shares which have been issued and are outstanding (“Outstanding Shares”), 2,352,948 shares issuable upon conversion of Series A Convertible Preferred Stock (“Conversion Shares”) and 3,894,125 shares issuable upon exercise of outstanding warrants (“Warrant Shares”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Health Sciences Group, Inc.

August 8, 2005

Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion (1) that the Outstanding Shares have been validly issued, are fully paid, and nonassessable, (2) the Conversion Shares are duly authorized for issuance by the Company and, when issued upon conversion of the Series A Convertible Preferred Stock, will be validly issued, fully paid, and nonassessable, and (3) the Warrant Shares are duly authorized for issuance by the Company and, when issued upon exercise of the applicable warrants and paid for as provided therein, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.”  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ KIRKPATRICK & LOCKHART NICHOLSON GRAHAM

KIRKPATRICK& LOCKHART NICHOLSON GRAHAM